EXHIBIT 99.1

PAXSON CHANGING ITS CORPORATE NAME AND IDENTITY TO ION MEDIA NETWORKS, INC.

(West Palm Beach, FL – February 28, 2006) – Paxson Communications Corporation (AMEX: PAX) (the “Company”) today announced that it is changing its corporate name to ION MEDIA NETWORKS, INC. The new corporate identity reflects the Company’s objective and commitment to deliver quality media content to consumers on its nationwide network of television stations. In connection with the name change, the Company also unveiled a new corporate logo and began doing business under the new name and identity as of today. The Company will present the new corporate name to its stockholders for approval at its annual meeting of stockholders to be held on June 23, 2006.

“This new corporate identity mirrors our renewed commitment to find the best utilization and value proposition for our nationwide TV distribution and digital network platforms,” said CEO Brandon Burgess. “The ION MEDIA NETWORKS name highlights three aspects of our vision: our team’s positive energy for building superior value with our assets; our commitment to bringing quality media content to our communities; and our ability to enable multiple networks across our digital broadcast spectrum.”

Seeking to strengthen its position in the dynamically evolving TV landscape, ION MEDIA NETWORKS plans to employ its network assets and largest digital broadcast spectrum position across three business areas: enhancing program offerings on its flagship i network; developing innovative value-added digital multi-channel services for underserved audiences; and capitalizing on its vast digital data delivery capability to generate additional revenue opportunities by delivering content and data to new platforms.

As part of the new corporate identity, the Company’s ticker symbol on the American Stock Exchange will change to “ION” after the Company’s stockholders approve the name change at its annual meeting in June 2006. Until then, the Company’s common stock will continue to trade under “PAX.” The full adaptation to ION MEDIA NETWORKS, INC. is expected to be completed this summer.

About The Company
The Company owns and operates the nation’s largest broadcast television station group, reaching approximately 91 million U.S. television households via its nationwide broadcast television, cable and satellite distribution systems. For more information, visit the Company’s website at www.ionline.tv/corp.

Note: Company distribution data provided by Nielsen Media Research.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. All statements herein that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward looking-statements.

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